                                                                        Ex. 2.3


                         CLAIMS RUN-OFF ADMINISTRATION
                               SERVICES AGREEMENT


This Agreement is made and shall be effective this 2nd day of June 1997 (the "Effective Date"), by and amongst PCA Solutions, Inc. a Florida corporation ("TPA"), PCA Property & Casualty Insurance Company, a Florida insurance company ("PCA P&C" or the "Company"), Physician Corporation of America, a Delaware corporation ("Physician Corp.") and Centre Reinsurance Company of New York a New York reinsurance company ("Centre Re").

                              W I T N E S S E T H:

WHEREAS, PCA P&C is a Florida domiciled property and casualty insurance company; and

WHEREAS, TPA is a licensed managing general agent and insurance administrator and has the systems, expertise and personnel to serve as administrator of PCA P&C's insurance business; and

WHEREAS, Centre Re and PCA P&C have entered into an Aggregate Excess of Loss Reinsurance Agreement dated June 2nd, 1997 (the "Reinsurance Agreement") the intent of which is to provide aggregate excess of loss payment protection to PCA P&C; and

WHEREAS, the Reinsurance Agreement provides that in connection with the aggregate excess of loss payment protection afforded to PCA P&C by Centre Re, TPA will administer the handling of claims in run-off arising out of Policies issued or assumed by PCA P&C, subject to the supervision of Centre Re or its designee, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, TPA, PCA P&C, Physician Corp. and Centre Re in consideration of the mutual premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

SECTION 1.     APPOINTMENT.

(a) Centre Re hereby appoints TPA as its third party claims service administrator for the comprehensive processing, handling, adjusting, settling and administration of insurance claims arising out of the Policies, with such power and authority as is set forth more fully in this Agreement, limited however, to such jurisdictions where TPA is duly licensed or authorized to handle the administration of insurance claims. The term "Policies" shall include any policies, certificates, binders, slips and other contracts of insurance or reinsurance or other evidences of insurance liability, whether oral or written, contracted for or issued by PCA P&C or of any self insurance fund, assessable mutual or other like entity, the assets and liabilities of which the Company assumed, reinsured or indemnified (including but not limited to Florida United Businesses Self Insurers Fund, Florida Agri-Business & Industries Self Insurers Fund, Florida Builders & Employers Mutual Insurance Company, Florida Business Mutual Insurance Company, Florida Auto Dealers Self Insurers Fund and Florida Home Builders Self Insurers Fund, or any predecessor entity of the foregoing) or any other predecessor entity to the Company.

(b) TPA hereby accepts such appointment and agrees to comply strictly with all written claims handling guidelines and such other directives as are from time to time established by Centre Re and furnished to TPA.

SECTION 2.  DUTIES OF TPA.

TPA shall have no power or authority other than as specifically granted and set forth herein, and no other or greater power shall be implied from the grant or denial of powers specifically mentioned herein.

(a)  CLAIMS PROCESSING AND RESERVE ESTABLISHMENT.

Subject to the terms and conditions of this Agreement, and subject to all applicable laws and regulations, TPA shall provide the following claims administration services in accordance with the policies and procedures and specific written claims handling guidelines of the Company set forth in Exhibit A attached hereto, as may from time to time be modified by Centre Re ("Claims Handling Guidelines"), and subject to periodic review or audit thereof by Centre Re or its designee, throughout the Term of this Agreement, as follows:

     1. Adjust, investigate, examine, settle, compromise or pay from the Run-off Fiduciary Claims Account (hereinafter defined) all claims and losses on all Policies where the combined indemnity and expense reserves and/or payments are less than or equal to $250,000 total exposure, without prior notice to Centre Re.

     2. Consistent with the above levels of authority, defend, litigate, compromise, settle, withdraw from actions or submit to arbitration, all actions, suits, proceedings, accounts, involving claims, demands or losses on Policies, in which the Company may become a party, and in connection therewith, to make and execute general and specific releases, covenants not to sue, and any and all documents necessary or proper, and to make or to accept and receive payment or other consideration in satisfaction of any disputes in the name of and on behalf of the Company, and as appropriate retain counsel for the purposes specified herein. Notwithstanding, to the extent practicable, TPA shall use its best efforts to ensure that no activity shall be performed by defense counsel that may otherwise be lawfully performed by TPA, without the consent of Centre Re or its designee.

     3. In performing the foregoing activities, TPA shall, at all times, acknowledge and act reasonably promptly upon all communications with respect to all claims arising under any Policy; affirm or deny coverage of claims within a reasonable time after proof of loss statements have been completed; attempt in good faith to effectuate prompt, fair and equitable settlements of all claims in which liability has become reasonably clear; make timely payment of claims in accordance with payment procedures established by Centre Re; and otherwise adhere in full to all of the precepts of the Unfair Claim Settlement Practices law as set forth more fully in section 626.9541(1)(i) of the Florida Insurance Code relative to the handling of claims, treatment of claimants and insureds. Failure to act in accordance with the foregoing shall constitute a material breach of this Agreement.

     4. All such adjustments, settlements or payments of claims shall be effected in the manner prescribed hereinafter in Section 2(b).

     5. Retain experts, as may be required to support TPA or counsel in the investigation, examination, settlement, defense or compromising of any claim or loss on Policies.

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     6.  TPA shall establish and maintain a claims file for each claim reported in the manner prescribed in Exhibit B hereto. All claims files are the joint property of Centre Re and PCA P&C. However, upon the filing of a petition seeking the appointment a receiver pursuant to Chapter 631, Florida Statutes with respect to PCA P&C, or in the event that a dispute arises between the parties under this Agreement, Centre Re shall have broad authority at its own expense to inspect, copy and audit all Books and Records maintained by TPA and/or returned to PCA P&C and may at its own expense make copies or extracts of any Books and Records pertaining thereto as it may deem necessary.

     7. Report to Centre Re or its designee in a timely manner, all claims in excess of TPA's authority, or that meet the criteria outlined in subsections 8 or 9 hereinbelow, in the format agreed to by PCA P&C, TPA and Centre Re, including at a minimum a clear synopsis of the fact patterns of any claim, and such additional detail as set forth in Exhibit C.

     8. Notice shall be provided to Centre Re or its designee as soon as it becomes known that a claim:

          (i)  has the potential to exceed TPA's settlement authority;
          (ii)  involves a coverage dispute;
          (iii)  has the potential to exceed, or exceeds the policy limits;
          (iv)  is open for more than six (6) months; or
          (v) is closed by payment of an amount, if any, established by a State insurance department having jurisdiction over the substance of this Agreement, or exceeds the policy limits, whichever is less.

     In any of the foregoing cases, a copy of the corresponding claims file shall be sent at the request of Centre Re or its designee.

     9. Irrespective of the TPA's reserve or liability evaluation, the following claims shall be immediately reported to Centre Re:

          (i) any claim involving any of the following injuries:

          1. brain damage or alleged brain damage or injury to the central nervous system;
          2.  spinal cord damage and/or paraplegia/quadriplegia;
          3. amputations of one or more limbs or loss of use of one or more limbs;
          4. serious burns involving 10% of body with third degree or burns involving 20% of body with second degree;
          5.  fatalities;
          6. severe lacerations or disfigurement involving serious cosmetic disformity;
          7. impairment of any of the senses - sight, hearing, taste, smell or touch;
          8.  injury to the reproductive organs;
          9.  massive internal injuries;
          10. back injury involving multiple surgeries or disability of more than one year;
          11. any injury resulting in extended hospital, wheelchair or walker confinement;
          12. any injury resulting in high wage loss or total loss of economic livelihood;
          13. any loss where it appears that temporary total disability may extend beyond twelve months and/or where it appears that it may become a permanent disability;
          14.  single accidents involving multiple claims;
          15.  occupational disease; or

          16.  multiple fractures.

          (ii) any claim involving punitive or exemplary damages and/or bad faith against the insured, TPA or PCA P&C.

     In any of the foregoing cases, a copy of the corresponding claims file shall be sent at the request of Centre Re or its designee.

     10. Subsequent to the initial reporting of a claim required to be reported under subsections 7, 8 or 9 hereinabove, TPA shall provide to Centre Re or its designee the first investigative report on such claim within forty-five
     (45) days thereafter. Interim reports shall be provided each one hundred twenty (120) days subsequent thereto, or upon any significant development. "Significant development" shall mean any material reserve increase/decrease, settlements, or materially new information that changes the liability evaluation and/or ultimate projected exposure.

     11. Notify Centre Re or its designee immediately of any and all claims that may or become scheduled to go to trial, whether or not such claim is below TPA's authority level. No verdict may be taken in any suit, regardless of offers or demands, without the express prior approval of Centre Re.

     12. Establish all loss reserves for claims under Policies, including outstanding claims reserves, allocated loss adjustment expense reserves, and shall report these reserve amounts to Centre Re in the manner set forth in Section 2(d) hereinbelow. Such reserve evaluation shall reflect the ultimate exposure considering coverage, allocated loss adjustment expenses, liability and damages.

     13. Report suspected fraud as required by any applicable code, statute, law or regulation set forth in the Territory, and in accordance with PCA P&C's SIU Plan.

Notwithstanding the foregoing, Centre Re reserves the right to assume the control and handling of any claim at any time, and TPA agrees to promptly deliver any claim file to Centre Re or its designee which it may request.

(b)  PAYMENT OF CLAIMS.

     1. All funds received by TPA for the payment of claims, losses, allocated loss adjustment expenses for claims, settlements, judgments, salvage and subrogation expenses payable by TPA on behalf of PCA P&C shall be deposited by TPA directly to the Run-off Fiduciary Claims Account established by Centre Re and PCA P&C at the SunTrust Bank in the State of Florida, or such other bank approved from time to time by Centre Re, the deposits of which are insured by the Bank Insurance Fund or the Savings Associations Insurance Fund of the Federal Deposit Insurance Corporation, and shall be maintained by TPA in a fiduciary capacity separate and apart from any operating or other funds of TPA, and furthermore, shall be separate and apart from any other funds maintained by TPA on behalf of any other entity or person ("Run-off Fiduciary Claims Account.") All funds so deposited shall be invested in the following types of accounts and/or instruments and no other: demand accounts, time accounts and certificates of deposit.
     This account shall be used for all payments on behalf of PCA P&C, and any interest earned thereon shall be used to reduce funding requests by TPA.

     2. PCA P&C, under the supervision of Centre Re, shall transfer sufficient funds to the Run-off

     Fiduciary Claims Account in order to pay claims, losses and allocated loss adjustment expenses upon the compromise, settlement or adjustment of a claim or loss. All such funds received by TPA from PCA P&C, shall be deposited into the Run-off Fiduciary Claims Account. Funds held in the Run-off Fiduciary Claims Account shall not exceed three (3) months' estimated claims payments and allocated loss adjustment expenses.

     3. TPA is authorized to disburse funds from the Run-off Fiduciary Claims Account for the following: payment of allocated loss adjustment expenses, including but not limited to expert fees, adjusters fees and legal fees and payment of claims and losses.

(c)  SALVAGE AND SUBROGATION.

     1. TPA shall take appropriate steps to pursue salvage and subrogation rights inuring to PCA P&C in accordance with the terms of the Policies, including but not limited to, retaining counsel and seeking recovery from the special disability fund, and the like, and shall advise Centre Re when in TPA's opinion the pursuit of salvage or subrogation is appropriate. The cost of such salvage and subrogation shall be borne by PCA P&C as an allocated loss adjustment expense.

     2. Notwithstanding any determination made by TPA, Centre Re may determine that it is in its interest to pursue such salvage or subrogation and shall be free to direct TPA to pursue this remedy or may elect to do so on its own. Centre Re reserves the right to associate and participate with TPA in the handling of any salvage or subrogation, or to assume the control and handling of such subrogation at any time.

     3. Any salvage and subrogation funds collected by TPA shall be deposited into the Run-off Fiduciary Claims Account, and shall be used to reduce the next request to transfer funds from PCA P&C.

(d) REPORTING REQUIREMENTS. TPA shall provide all accounting and reporting services with respect to this Agreement to satisfy the reasonable requirements of Centre Re or its designee, including but not necessarily limited to the following:

     1. Immediately record all claims transactions and data into TPA's database, including all such information as respects each claim, as specified in Exhibits A and B.

     2. Report to Centre Re or its designee a detailed and itemized monthly account ("Monthly Activity Report") on all claims transactions in that month not later than the fifteenth (15th) day of the subsequent month. The Monthly Activity Report shall be in such form and shall contain such information which Centre Re shall require or consider reasonably necessary, in the format outlined in Exhibit D.

     3. From time to time, upon the request of Centre Re, TPA shall prepare an ad hoc management report, in such form and prescribed format as may be reasonably requested by Centre Re.

(e)  REGULATORY COMPLIANCE.

     1. TPA shall provide, at its own expense, and within a reasonable time, as necessary, such information to satisfy reporting requirements imposed upon PCA P&C and Centre Re by any boards, bureaus and associations to enable PCA P&C and Centre Re to file required financial statements and reports with State insurance departments, reinsurers, and regulatory bodies of competent jurisdiction with regard to the claims administered under this Agreement.

     2. TPA shall promptly forward to Centre Re or its designee, in no event later than the first business day after receipt thereof, any and all notices, complaints, inquiries and the like received by any insurance department or any other regulatory authority, or any other action or sanction charged against PCA P&C or Centre Re, and in addition, shall provide to Centre Re all information from its records and the records of PCA P&C which will assist Centre Re and/or PCA P&C in its response to such insurance department or other regulatory authority, and otherwise cooperate fully with Centre Re in connection with any such notice, complaint or inquiry, and if requested by Centre Re and/or PCA P&C, TPA shall take and/or assist in any response as is reasonable and necessary in defense of Centre Re and/or PCA P&C. Any fines or penalties levied against Centre Re and/or PCA P&C arising out of the administration of claims under this Agreement shall be paid by TPA.

(f) APPOINTMENT OF SUB-AGENTS - TPA shall not be authorized to delegate any of its authority hereunder, but may, from time to time, with due care, appoint a sub-agent or sub-delegee third party claims administrator. In no event, and under no circumstance, shall this provision be construed to establish any relationship between Centre Re and any party so appointed by TPA. TPA represents and warrants that any party so appointed shall be lawfully licensed or authorized to transact the business for which he, she or it is appointed, and that during the tenure of said appointment, such authority shall be maintained continuously and in full force and effect, and shall promptly inform Centre Re in writing of any and all changes in any of such licenses or authorizations in all jurisdictions relating to the business conducted under this Agreement.

(g) AUTHORIZATIONS - TPA represents and warrants that it possesses licenses or authorizations to perform the functions and duties set forth in this Agreement in the Territory, as may be required by law. TPA shall not commence any activity hereunder, for which such licenses or authorizations may be required by law, unless and until such license or authorization has been obtained, and shall promptly inform Centre Re in writing of any and all changes in any of such licenses or authorizations in all jurisdictions relating to the authority of TPA to the business conducted under this Agreement.

(h) ACTS OR OMISSIONS - TPA shall not do, or omit to do, nor permit any delegee to do or omit to do, any act which might jeopardize the rights of Centre Re or PCA P&C to transact its business under the laws of the jurisdictions in which it now transacts business under this Agreement, (or in which it may in the future transact business) or cause Centre Re or PCA P&C to be subject to any disciplinary action, cease and desist proceeding, receivership, or any other similar action by any federal, state or local agency, commission, or regulatory authority.

(i) LIMITATIONS OF AUTHORITY - In addition to any other limitations expressly or implicitly contained in this Agreement, any exhibits or addenda thereto, or any Claims Handling Guideline, bulletin or instruction which may be issued from time to time by Centre Re or its designee to TPA, TPA shall have no authority to do any of the following acts:

     1. appoint a sub-third party claims administrator or delegate any authority whatsoever granted to TPA under this Agreement, without prior written approval of Centre Re, and without ascertaining that the sub-third party claims administrator is lawfully licensed to transact the business for which it is appointed;

     2. assign or delegate its rights and/or duties hereunder without prior written approval of Centre Re;

     3. make, accept or endorse notes or otherwise incur any liability which is not incurred in the ordinary course of business of the TPA, pursuant to the terms and conditions of this Agreement;

     4. waive a forfeiture or issue a guaranty, other than as permitted expressly in writing by Centre Re;

     5.  withhold any monies or property of Centre Re or PCA P&C;

     6. institute, prosecute, defend or maintain any legal proceedings in the name of or on behalf of Centre Re;

     7.  deviate in any manner from the Claims Handling Guidelines;

     8. transact business in contravention of the rules and regulations of any Insurance Department, (including but not limited to the Florida Unfair Claim Settlement Practices law, or such other states' insurance laws relative to the handling of claims, treatment of Claimants and insureds) and/or other governmental authorities having jurisdiction of the subject matters embraced within this Agreement, all instructions issued by Centre Re or its designee, and the applicable laws of any jurisdiction concerned;

     9. hold itself out as a representative of Centre Re or any of its affiliates in any other manner, or for any other purpose than is specifically prescribed in this Agreement; or

     10. endorse checks payable to PCA P&C or Centre Re, other than to deposit such funds into the Run-off Fiduciary Claims Account as may be required under Section 2(b) hereinabove.

(j) MANAGED CARE SERVICES. The parties acknowledge and agree that certain managed care provider agreements are in force between and amongst PCA P&C, Physician Corp. and various affiliated companies for the provision of such managed care services through the Network of Physician Corp. and its affiliated companies. "Network(s)" shall mean a preferred health care provider program or health care delivery system duly certified and/or approved by AHCA pursuant to
Section 440.134 (1994), Florida Statutes.

As delineated more fully in this provision, TPA shall continue to provide and maintain such workers' compensation managed care services through the Network as offered by PCA P&C under the Policies, for the benefit of the insured employees, in accordance with applicable state law.

The managed care services provided under the managed care arrangement shall include, but not be limited to, the following:

     1. NOTICE OF INJURY CENTER SERVICES. TPA shall maintain Notice of Injury Center Services. Notice of Injury Center Services shall be defined as the electronic intake registration of employee file information and documentation of all reported injuries. The process shall include maintenance of a toll free phone line for employee intake, mailing the notice of injury in accordance with state regulations and triage of the injured employee's care.

     2. NETWORK PROVIDER ACCESS. TPA shall coordinate PCA P&C's access to the Physician Corp. medical care Network and Network Providers for the provision of covered health care services. "Network Providers" shall mean health care professionals, including but not limited to, primary care physicians, specialists, ancillary providers, hospitals, clinics, pharmacies, rehabilitation facilities and other inpatient and outpatient health care facilities that have directly or indirectly contracted to participate in a Network, and which are duly licensed and/or certified as required by applicable law.

     3. NURSE CASE MANAGEMENT SERVICES. TPA, through its medical personnel when and where appropriate, shall provide nurse case management services which shall consist of the following: (a) precertification for inpatient admission (including, review of all medical, surgical, psychiatric and rehabilitation admissions for medical necessity and appropriateness); (b) continued stay/concurrent review, the purpose of which is to indicate a patient's need to remain in a particular facility or treatment giving consideration to medical necessity and appropriateness; (c) discharge planning; (d) outpatient surgery review; (e) referral to outside specialist for field case management, and (f) telephonic case management, providing oversight of required medical services.

     4. TRIAGE SERVICES. TPA, through its medical personnel when and where appropriate, shall provide triage services to insured employees who have a work related injury or illness, giving consideration to medical necessity, severity and appropriateness of treatment. These services shall include directing the insured employee to the appropriate health care and case management services as needed, scheduling the appointment with the network provider, as well as coordination with claims adjusters to return the insured employee to work at minimal cost.

     5. BILL REVIEW AND BILL AUDIT SERVICES. TPA will provide bill review and bill audit services the purpose of which is to review and evaluate network provider bills. Bill review and bill audit services shall be performed by TPA's bill audit nurses both electronically for routine matters and manually where appropriate. Such review and audit services shall consist of the review and evaluation of network provider bills to identify whether:
     (a) the services are medically necessary and appropriate; (b) the diagnostic, medical and surgical procedures are appropriate; (c) the network provider has properly billed for services; (d) proper utilization is occurring; (e) unbundling is not occurring; and (f) fee schedules and discounts are followed.

     6. QUALITY ASSURANCE SERVICES. TPA shall provide quality assurance services in support of the managed care arrangement to systematically monitor and evaluate the quality and appropriateness of patient care, and to identify and resolve problems using prevailing standards of care. These services shall include quality and utilization studies, employee satisfaction surveys, and utilization management reviews. TPA shall design and undertake remedial action when quality assurance activities identify inappropriate or substandard services in connection with the managed care arrangement.

     7. NETWORK PROVIDER, EMPLOYER AND EMPLOYEE EDUCATION. TPA shall inform network providers, insured employers and employees regarding their rights and obligations under the policies and procedures outlined in the workers' compensation managed care arrangement. Employers shall be provided instructional material concerning the managed care arrangement which shall include information concerning the rights and responsibilities of insured employers and employees, methods of claims reporting, and a directory of participating network providers. At the time of injury, insured employees shall be provided information advising how to access services and their rights and responsibilities under the workers' compensation managed care arrangement. TPA shall maintain, at its expense, a toll-free telephone number for network providers, insured employers and employees to obtain additional information concerning the workers' compensation managed care arrangement.

     8. MEDICAL RECORDS. TPA shall coordinate and maintain all necessary and appropriate books, records and files ("Medical Records") with respect to the managed care arrangement, as may be required of TPA or PCA P&C by applicable law.

     9. GRIEVANCE AND APPEAL PROCEDURES. TPA shall coordinate and maintain appropriate grievance and appeal procedures in accordance with its managed care arrangement filing effected with the Florida Agency for Health Care Administration.

     10. TPA shall provide, on a monthly basis or more frequently as reasonably required by Centre Re or its designee, updated information in a mutually acceptable format regarding Network Provider effective dates and termination dates, certification by the Division of Workers' Compensation, current listings of Network Providers, including names, billing addresses, facility office addresses, telephone numbers, tax identification numbers, Network Provider contract rate information, and in the case of physicians, their specialties, and any other relevant information known to TPA about the Network Providers in the Network.

(k) On behalf of PCA P&C, and consistent with the Reinsurance Agreement, TPA shall use its best efforts to pursue and collect all reinsurance recoverables, Special Disability Trust Fund recoveries, premium receivables and all other
recoveries or receivables due and owing to PCA P&C.   Furthermore, TPA in the
name of and on behalf of PCA P&C shall implement controls and procedures to preserve recoveries from the Special Disability Trust Fund (or any successor fund), which controls and procedures shall be approved by Centre Re, and shall assist PCA P&C in providing periodic reports to Centre Re concerning such procedures and any recoveries received from such fund.

(l) OTHER ADMINISTRATIVE DUTIES - TPA and PCA P&C have heretofore entered into a Management Contract dated January 1, 1996 (the "Old Management Agreement") a copy of which is attached hereto as Appendix A, pursuant to which PCA P&C engaged TPA to manage its insurance operations, including but not limited to, the provision of the following services: underwriting management, reinsurance coverage, claims processing, loss prevention and analysis, premium collection regulatory liaison, policy advisor, accounting functions, marketing and agent relations, case management and other ministerial functions as delineated more fully in Sections 1 (a), (b), (d), (e), (f), (g), (h), (j), (k), (l) and (m),
therein. It is the intention of the parties hereto that the basic management services provided under the Old Management Agreement shall continue to be performed by TPA as directed therein, subject however, to TPA's obligations to perform all of the duties outlined in this Section 2 (subsections (a) through (k)) and elsewhere as delineated in this Claims Run-off Administration Services Agreement. In the performance of its obligations pursuant to the Old Management Agreement and this Agreement, TPA will endeavour to pay, or cause the timely payment of, all of PCA P&C's legally binding obligations without distinction as between obligations relating to insurance Policies underwritten by PCA P&C and the other obligations thereof. In the case of any conflict as respects the duties and obligations of TPA between this Claims Run-off Administration Services Agreement and the Old Management Agreement, the duties and obligations of TPA delineated in this Claims Run-off Administration Services Agreement shall prevail. TPA, PCA P&C and Physician Corp. each hereby covenant and agree, that no modification, amendment nor change shall be effected to the Old Management Agreement, without the prior written consent of Centre Re.

SECTION 3.     DUTIES AND RIGHTS OF CENTRE RE.

(a) WARRANTY OF CENTRE RE. Centre Re hereby represents and warrants that during the term of this Agreement, Centre Re or its designee shall comply in a timely manner with any reasonable request for instructions or approvals which TPA may make from time to time in order to perform its duties under this Agreement.

(b) RIGHTS OF CENTRE RE. During the term of this Agreement, TPA and Physician Corp. hereby acknowledge and agree that Centre Re shall have the following rights and management prerogatives with respect to TPA:

     1. PERSONNEL, STAFF AND EQUIPMENT - Pursuant to Section 12 of this Agreement, TPA is required to maintain a sufficient staff of competent and trained personnel and adequate supplies and equipment to perform its duties under this Agreement. In furtherance of TPA's responsibility to faithfully perform its obligations hereunder and to promote and safeguard the best interest of PCA P&C and Centre Re, TPA and Physician Corp. hereby acknowledge, agree and consent that, as a material condition of this Agreement, Centre Re shall have the right, in its sole discretion, to:

          (i) participate in, direct, review and approve of all staffing requirements and the hiring and termination of any and all personnel employed by TPA, including but not limited to the compensation and benefits associated therewith, irrespective of any such existing or prospective employee's purpose of engagement or level of employment. In this respect, TPA shall take no action, nor shall Physician Corp. permit such action to be taken, whatsoever directly or indirectly affecting or impacting the relative levels of staffing, or any specific hiring or termination of any employee, without first consulting with and receiving the specific written authorization and approval of Centre Re or its designee;

          (ii) participate in, direct, review and approve any and all planning, procurement, expenditure, disbursement or other acquisition of a material nature for business equipment, computer and software systems, fixtures, office supplies, office space, real and personal property, mortgages or leases intended for use in connection with or relating to the undertaking of TPA's duties under the Agreement. In this respect, TPA shall take no action, nor shall Physician Corp. permit such action to be taken, whatsoever directly or indirectly affecting or impacting the foregoing, without first consulting with and receiving the specific written authorization and approval of Centre Re.

     (2) BOARD RIGHTS - Physician Corp. and TPA acknowledge that the effective and successful management of TPA's operations by its senior management is crucial to the ongoing conduct of PCA P&C's business hereunder and the future success of this Agreement. Accordingly, TPA and Physician Corp. hereby acknowledge, agree and consent that, as a material condition of this Agreement, Centre Re shall have the right, in its sole discretion, designate one or more representatives to attend meetings of the board of directors of TPA and all committees thereof and to receive copies of all materials and information distributed in connection with such meetings.

(c) Notwithstanding anything to the contrary in this Agreement, Centre Re's consent or approval relative to any action as required or permitted in any of the foregoing, shall not in any event be construed as charging or binding Centre Re to bear any part of the cost or expenses thereof.

(d) As concerns TPA, Physician Corp. hereby represents and warrants that it shall bear ultimate responsibility to direct the management of TPA, its wholly owned subsidiary, to comply with the provisions contained in this Section 3(b). In addition, Physician Corp. hereby further represents and warrants that it shall not interfere in any manner with TPA's efforts to comply with the requirements of this provision, through any act of commission or omission. In furtherance of the foregoing, Physician

Corp. and TPA hereby acknowledge, agree and consent that any officer, manager, attorney, employee or any person who possesses executive authority over TPA's affairs, shall cooperate with Centre Re and its designee in all respects to carry out the intent of this Section 3(b). The failure on the part of TPA or on the part of Physician Corp., or any officer, manager, attorney, employee or any person who possesses executive authority over TPA's affairs, to comply with the foregoing provision, shall constitute a material breach of this Agreement.

SECTION 4.     BOOKS AND RECORDS.

(a) TPA shall maintain complete, accurate and up-to-date separately identifiable books and records and electronic files with respect to the insurance claims covered hereunder, including but not limited to, all accounting records, underwriting files, Policy and premium records, insurance certificates, bank records, records relating to the Run-off Fiduciary Claims Account, tax returns, licensing files, records of notices, complaints, inquiries, actions and suits served against TPA, PCA P&C or Centre Re, copies of all binders, policies or certificates of insurance (both issued and canceled) as may have been provided to it by PCA P&C, and all reports and records required to be retained in connection with this Agreement or required of either party under applicable law during the term of this Agreement, or as may be necessary to identify the claims administration business conducted by TPA hereunder (hereinafter collectively referred to as "Books and Records"), for a period of ten (10) years after termination of this Agreement, or for a period of five (5) years after the applicable statute of limitations has expired, whichever is longer. The TPA shall be responsible for retaining all Books and Records required to be maintained by TPA under this Agreement, in hard copy form, microfilm, computer software systems and/or other generally accepted information storage medium, as well as, in any reasonable back-up form directed by Centre Re for the period described above. At its own expense, utilizing its best efforts, TPA must establish and shall have in place prior to the commencement of any activity under this Agreement, one or more computer link(s) with Centre Re, and/or its designated representatives, to facilitate the automatic and timely electronic transfer of data regarding claims administered under this Agreement, including but not limited to all information which TPA is obligated to provide Centre Re under Section 2 hereinabove. Furthermore, TPA hereby represents and warrants that it has in place and shall maintain at its own expense utilizing its best efforts throughout the Term of this Agreement and for a period of ten (10) years after termination of this Agreement, or for a period of five (5) years after the applicable statute of limitations has expired, whichever is longer, a disaster recovery plan, the purpose of which is to protect all Books and Records required to be maintained by TPA under this Agreement, from any catastrophe, disaster, calamity, unforeseen occurrence, Act of God, or the like.

(b) Centre Re or its designated representatives, without restrictions or limitations, shall have broad authority to inspect, copy and audit all Books and Records of the TPA pertaining to the claims administered under this Agreement at any time during reasonable business hours, and may make copies or extracts of any Books and Records pertaining thereto as it may deem necessary, without disrupting or unduly burdening normal TPA operations. All Books and Records relating to the claims administered under this Agreement, in whatsoever information storage medium they are maintained, including computer software systems, are the property of PCA P&C. In the event termination of this Agreement, or in the event that a dispute arises between the parties under this Agreement, Centre Re or its designee shall have broad authority to inspect, copy and audit all Books and Records returned to PCA P&C and may make copies or extracts of any Books and Records pertaining thereto as it may deem necessary. TPA shall at all times make available and permit access to the commissioner of insurance, or his or her duly designated authorized representative, all books and Records of TPA in a form usable to the commissioner.

(c) TPA acknowledges and agrees, that upon reasonable notice, Centre Re or its designee may conduct an on-site review of TPA's claims administration operations and the TPA will cooperate in all respects with such a review. TPA will also cooperate with Centre Re and its designated actuary(ies) with respect to the preparation of an annual actuarial statement attesting to the adequacy of loss reserves.

SECTION 5.     CONFIDENTIAL INFORMATION.

(a) The parties hereby agree to treat as confidential any and all reports, information, and data relating to, obtained by, prepared or assembled by, or given to the other or developed as a result of information supplied by or on behalf of either party, under this Agreement, or by reason of, or relating to, the transactions contemplated by this Agreement, including but not limited to any materials, presentations, records, and all matters affecting or relating to the proposed business and operations under this Agreement (such information being collectively referred to herein as "Confidential Information").

(b) The parties shall each take appropriate steps to ensure that all Confidential Information is kept confidential by the respective parties and each of their directors, officers, principals, shareholders, employees, agents and advisors, and that such Confidential Information will not be divulged, disclosed or communicated to any person, firm, association, corporation or other entity, during or subsequent to the term of this Agreement, PROVIDED, HOWEVER, that (i) disclosure of any Confidential Information to which the other party has consented in writing may be made; and (ii) any Confidential Information may be disclosed pursuant to applicable law, regulation or legal process; and (iii) Confidential Information may be also be disclosed to auditors of either party and regulatory authorities, to the extent that they are required to do so.

(c) In the event of a breach of this Section 5 relating to Confidential Information, the affected party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, which shall not be deemed to be the exclusive remedy for such breach, but shall be in addition to all the remedies available at law or equity.

(d) The term "Confidential Information" as used in this Agreement does not include information which (i) was or becomes generally available to the public other than as a result of the disclosure by or on behalf of a party; (ii) was or becomes available on a non-confidential basis from a source other than a party or its representatives, provided that such source is not bound by a confidentiality agreement with, or similar obligation to another party.

SECTION 6.     LICENSING.

(a) TPA represents and warrants that it understands the requirements of the insurance laws or regulations of the states in which it will operate under this Agreement and that it shall be responsible for compliance with all such laws and regulations.

(b) Furthermore, TPA represents and warrants that it shall be responsible for its compliance with all applicable insurance laws, including but not limited to the relevant Unfair Claims Handling Practices Acts; and further, that it now has and shall maintain during the term of this Agreement the licenses, permits and authorizations necessary or appropriate to conduct the claims handling and administration which is the subject of this Agreement.

(c) TPA shall be responsible for all damages, penalties, fines and liabilities incurred by it, or by Centre Re or PCA P&C, for which Centre Re or PCA P&C may be responsible, as a proximate result of TPA's failure to comply with any applicable insurance law or regulation or failure to properly maintain the required licensure. In the event that any license utilized by the TPA expires, terminates or is suspended for any reason, TPA's authority under this Agreement shall be suspended immediately, and Centre Re may avail itself of its rights provided under Section 8 hereunder.

(d) FINANCIAL EXAMINATION OF TPA - Annually, within one hundred twenty (120) days of the close of the fiscal year of TPA, TPA shall provide Centre Re with a report of an independent financial examination including a balance sheet and profit and loss statement, in a form acceptable to the insurance department of such jurisdictions in which TPA transacts business under this Agreement.

SECTION 7.     COMPENSATION AND EXPENSES.

(a) TPA's sole remuneration for all services that the TPA may perform under this Agreement and under the Old Management Agreement are, as contemplated under the Reinsurance Agreement, to be equal to the amount of unearned unallocated loss adjustment expense recorded on PCA P&C's financial statement for the period ended March 31, 1997, and shall be considered and accounted for as unallocated loss adjustment expenses. TPA shall receive no further compensation nor remuneration hereunder. Notwithstanding anything to the contrary, such remuneration to TPA shall not be paid, and shall not serve as the basis for any other rights (such as set-off, recoupment, counterclaim, etc.,) and shall be further subordinated to the full and prior performance or accommodation of all of PCA P&C's other liabilities and obligations, until such time as this Agreement and the Reinsurance Agreement shall have been terminated in accordance with their respective terms and conditions.

(b)  EXPENSES.

     1. TPA shall be responsible for all expenses incurred by the TPA in the performance of its obligations under this Agreement, including but not limited to rentals, transportation facilities, office upkeep, remuneration of officers, clerks, employees, or other representatives, postage, promotional and advertising expenses, stationery, printing, and license expenses, fees for any legal services performed by attorneys engaged to represent TPA, fees for any certified public accountant which TPA has engaged, cost of examination of TPA or PCA P&C by any regulatory authority limited to the business governed by this Agreement, and all overhead and other expenses of TPA of whatever nature. In addition, TPA shall be responsible for all benefits, labor, social security obligations, and immigration reporting requirements, of its personnel, whether or not related to the business governed by this Agreement. The conduct by the TPA of its business shall be at its own and sole cost, credit, risk and expense.

     2. Notwithstanding, as respect to the services and other administrative duties to be performed by TPA under Section 2(l) of this Agreement, TPA shall not be responsible for the following expenses: third party actuarial, corporate legal, and independent accounting expenses borne by PCA P&C. However, with respect to expenses associated with the services and other administrative duties to be performed by TPA under Section 2(l), TPA covenants and agrees that it shall continue to provide all such services in substantially the same manner as provided for under the Old Management Agreement.

     3. Furthermore, TPA shall not be responsible for the following expenses: loss and allocated loss adjustment expenses, fees for any legal services performed by attorneys engaged by Centre Re or PCA P&C, fees for any certified public accountant or actuary which Centre Re or PCA P&C has engaged, cost of examination of Centre Re by any regulatory authority not limited to the business governed by this Agreement, and cost of investing Centre Re's monies.

SECTION 8.     COMMENCEMENT AND TERMINATION.

(a) TERM. This Agreement shall remain in full force and effect until all claims administered hereunder shall have been fully and finally settled, compromised, paid or otherwise adjudicated, or the Reinsurance Agreement commuted in accordance with its terms, unless otherwise terminated in accordance with subsection (b) below ("Term").

(b) TERMINATION. Notwithstanding the foregoing, Centre Re may terminate this Agreement for Cause by providing specific written notice to TPA and thirty (30) business days to cure, upon occurrence of any of the following:

     1. if TPA, Physician Corp., or any licensed or regulated affiliated company or subsidiary, other than PCA P&C is or becomes insolvent, or is the subject of any proceedings for conservation, dissolution, liquidation, receivership, rehabilitation or bankruptcy, other than that certain rehabilitation proceeding brought by the Florida Department of Insurance petitioning for its appointment as receiver of PCA P&C, brought in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida, under Case No. 97-997;

     2. if TPA, its parent company, any licensed or regulated affiliated company or subsidiary with which Centre Re or any affiliate has a contract, experiences a materially adverse change in its financial condition, other than as previously disclosed by TPA to Centre Re, the effect of which has, or could have a materially adverse impact on TPA's administration of its duties and operations under this Agreement or Centre Re's interest therein;

     3. if, for whatever reason, the TPA or Physician Corp. does not commence fulfillment of duties provided in this Agreement, or once having commenced its duties, engages in material neglect of its duties and obligations hereunder, fails or refuses to act to carry out its duties and obligations hereunder, which neglect, failure or refusal adversely affects the business and operations under this Agreement;

     4. in the event of a material and deliberate misapplication, misdirection or misappropriation by TPA of funds or other property received by TPA from Centre Re or PCA P&C or otherwise for the run-off of Policies pursuant to this Agreement;

     5. if TPA experiences a material change, directly or indirectly, in its capital stock participation or control, or if any material part of its business is sold, transferred or merged, that Centre Re believes in its reasonable discretion, the effect of which has, or could have a materially adverse impact on the business contemplated hereunder;

     6. if TPA or Physician Corp., any officer, director, or sublicensee, or any entity affiliated with TPA, fails to take prompt action to remedy any material breach of this Agreement, or the Reinsurance Agreement, upon receipt of notice from Centre Re;

     7. if TPA, Physician Corp., or any affiliated company or subsidiary, has taken any action or failed to comply with any law or regulation, the ultimate result of which TPA or Physician Corp. should have known would cause any governmental or regulatory agency or authority to revoke or suspend the authority of, or place under any cease and desist order TPA, Physician Corp., any affiliated company or subsidiary, or Centre Re, or any its affiliates, that Centre Re believes in its reasonable discretion, the effect of which has, or would likely have a material adverse impact of the business contemplated hereunder or Centre Re's interest therein;

     8. if the license or authority of the TPA, Physician Corp., any affiliated company or subsidiary with which PCA P&C holds a contract, or of any sublicensee expires and is not renewed without any lapse, becomes invalid or is revoked or suspended by governmental or regulatory agency or authority that Centre Re believes in its reasonable discretion, the effect of which has, or would likely have a material adverse impact of the business contemplated hereunder or Centre Re's interest therein;

     9. if the TPA or any delegee thereof has not acted in material compliance with the Claims Handling Guidelines, that Centre Re believes in its reasonable discretion, the effect of which has, or could have a materially adverse impact on the business contemplated under this Agreement or Centre Re's interest therein;

     10. if the TPA or any delegee has exceeded the maximum claims handling authority established in this Agreement; or

     11. if the TPA or Physician Corp., or any of their directors or officers, are the subject of an indictment, or criminal investigation, shall have committed any fraudulent act or criminal conduct, has had a conviction brought against him or it, which Centre Re in its reasonable discretion determines adversely reflects on the integrity or trustworthiness of such entity or person, and the effect of which has, or could have a materially adverse impact on TPA's administration of its duties and operations under this Agreement or Centre Re's interest therein.

Centre Re may suspend the claims settlement authority of TPA during the pendency of any dispute regarding the cause for termination. However, such suspension of authority is not intended to relieve TPA of any other contractual obligation under this Agreement. Cause shall mean one or more of the reasons for termination enumerated above.

(c) Upon termination for any reason, the rights and/or powers granted to TPA hereunder shall be revoked, and TPA shall have no further authority to administer claims hereunder. Except as provided herein, TPA shall immediately cease exercising such rights and/or shall execute any and all documents necessary or requested by Centre Re to effect or confirm such revocation.

(d) Notwithstanding, at its option, Centre Re may direct that all of TPA's power and authority as respects to such policy years designated by Centre Re, and all of the rights and obligations of the parties hereto, shall remain in full force and effect until all claims, losses, and expenses for the Policies have been settled or compromised. TPA shall be obligated at its own expense to continue to perform, diligently and professionally, the duties required by Centre Re for the proper handling of all claims, until all claims, losses, and expenses for Policies have been settled or compromised. It is understood and agreed, that if at Centre Re's option TPA shall continue to conduct the aforesaid servicing of Policies and/or the administration of claims subsequent to the termination of this Agreement, TPA's sole remuneration for such services that it may perform have already been contemplated in Section 7, and no further compensation shall be due to TPA.

(e) Termination of this Agreement for any reason shall not release either party hereto from any liability which at said time has already accrued to the other party, nor affect in any way the survival of any other right, duty or obligation of either party. No provision of this Agreement shall effect, be construed or operate as a waiver of the right of the party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred either before or after such termination.

(f) In the event of termination pursuant to this Section 8, Centre Re shall incur no liability to TPA for damages arising solely from the proper exercise of the right to terminate this Agreement herein and in the event of any such termination, Centre Re shall be entitled to exercise any and all of its rights with respect to any guaranty of the TPA's performance of its obligations hereunder and any collateral interests with respect thereto. Centre Re's rights and remedies with respect to any such termination shall be cumulative and non-exclusive.

(g) Notwithstanding anything to the contrary stated herein, in the event that the Closing Date of the Reinsurance Agreement (as that term is defined thereunder) shall not have occurred on or before the Termination Date as defined under the Reinsurance Agreement, then at the option of Centre Re or the Company at any time thereafter, this Agreement may be terminated and canceled ab initio, and no party hereto shall have any further liability or obligation thereunder provided, however, that the provisions of Section 10 - Indemnification hereof shall continue in full force and shall expressly survive any such termination or cancellation.

SECTION 9.     INDEPENDENT CONTRACTOR.

     Nothing herein contained shall be construed to create a relationship of employer and employee between Centre Re and TPA, or between Centre Re and any of TPA's employees, officers, representatives, agents, sub-agents, sub-TPAs or the like. It is the express intent of the parties hereto that TPA is NOT an employee of Centre Re for any purpose, but rather TPA is an independent contractor. Furthermore, it is expressly understood and agreed by the parties hereto that the relationship existing between Centre Re and TPA under this Agreement constitutes TPA as Centre Re's proxy or representative only in connection with the services or transactions set forth in this Agreement and directly related to TPA's functions under this Agreement.

SECTION 10.    INDEMNIFICATION.

Upon any termination, cancellation or commutation of this Agreement, Centre Re shall have no obligation hereunder nor shall Centre Re have any liability or obligation to TPA, PCA P&C, nor Physician Corp., nor to any other person as a result of such termination, cancellation or commutation. TPA, and Physician Corp. hereby expressly agree to indemnify and hold harmless Centre Re, its affiliates and subsidiaries, and their officers, directors, employees, stockholders and authorized representatives (each, an "Indemnitee") from any damage and against any liability to any third party for any and all loss, cost, damage, expenses, suit, claims, fines, penalties, including punitive or exemplary damages and all cost of defense incurred by or on behalf of any Indemnitee:

     (a) resulting from, arising out of, or based upon the execution of this Agreement or the performance of any duties, obligations, or any other actions taken by the Indemnitee under this Agreement or in connection with this Agreement, or related to or which arise out of the transactions contemplated hereunder; or

     (b) asserted or proved in any suit, proceeding or legal action commenced by a Covered Third Party against such Indemnitee resulting from, arising out of, or based upon the execution of this Agreement or the performance of any duties, obligations, or any other actions taken by the Reinsurer under this Agreement or in connection with this Agreement, or related to or which arise out of the transactions contemplated hereunder.

Notwithstanding the foregoing, neither TPA nor Physician Corp. shall be obligated to indemnify any Indemnitee for Losses arising from or related to any such person's willful misconduct or breach of the terms of this Agreement or any agreement contemplated hereby. Each Indemnitee shall be entitled to select counsel as respects any judicial, administrative, arbitrable, or other proceeding covered hereby in its sole discretion and to defend itself, and TPA or Physician Corp. will pay or cause to be paid all reasonable losses, liabilities, expenses and costs, including reasonable attorneys' fees, incurred by or on behalf of such Indemnitee in connection with such action. In its reasonable discretion, Centre Re shall retain the right to settle or comprise all actions, claims, litigation or proceedings giving rise to rights under this
Section 10, provided, however, that prior to any such settlement or compromise, Centre Re shall consult with TPA Physician Corp. and shall use its best reasonable efforts to reflect their views thereon. Centre Re shall determine in its sole discretion whether claims or suits may be settled. The duties, obligations and liabilities of TPA Physician Corp. pursuant to this Section 10 shall survive any termination or cancellation of this Agreement.

B. ERRORS AND OMISSIONS - TPA represents and warrants that it now has, and shall maintain during the term of this Agreement, insurance coverage for Errors and Omissions Liability in an amount as specified in Exhibit E hereto, and on a form and with a deductible reasonably satisfactory to Centre Re. TPA shall provide Centre Re with a Certificate of Insurance in its name evidencing the existence of such coverage and identifying Centre Re as an additional insured. Such Certificate of Insurance shall contain the following provision: "Centre Re shall receive thirty (30) days written notice of any change, cancellation or other termination of this Errors and Omissions Liability Policy."

C. FIDELITY BOND - TPA represents and warrants that it now has, and shall maintain during the term of this Agreement, a Fidelity Bond covering all operations, employees and subcontractors servicing the business of this Agreement, in an amount as specified in Exhibit E hereto, and on a form and with a deductible reasonably satisfactory to Centre Re. TPA shall provide Centre Re with a Certificate of Insurance for such coverage with the same provisions as provided for in the Errors and Omissions coverage, evidencing the existence of such coverage and identifying Centre Re as an additional insured.

SECTION 11.    ADVERTISEMENT, BULLETINS, NOTICES OR COMMUNICATION.

Neither TPA, Physician Corp. nor PCA P&C shall issue any advertising material, bulletin, "agent mass facsimile", notice, communication, prospectus, proposal, or representation, either in general or in relation to:

     1. any matter handled by or on behalf of PCA P&C or Centre Re, a particular policy of PCA P&C or of Centre Re, or use the name of Centre Re or of any of its affiliates or associated companies in any such communication;

     2. any business or activity undertaken or proposed to be undertaken by TPA, whether or not directly or indirectly relating to Centre Re or PCA P&C, which TPA knew or should have known would affect the business governed by this Agreement;

unless furnished by Centre Re or until the consent of Centre Re thereto in writing shall have first been secured for each and any such usage. Such approval shall not in any event be construed as charging or binding Centre Re to bear any part of the cost or expenses thereof.

SECTION 12.    FIDUCIARY RESPONSIBILITIES.

TPA shall maintain a sufficient staff of competent and trained personnel and adequate supplies and equipment to perform its duties under this Agreement. TPA shall undertake to perform its obligations faithfully as a fiduciary and shall use its best efforts to serve Centre Re and PCA P&C faithfully at all times and to promote and safeguard the best interests of Centre Re and PCA P&C and to perform all acts necessary for the proper conduct of the business on behalf of Centre Re and PCA P&C in support of the run-off contemplated by this Agreement and in full compliance with the applicable laws and regulations.

In furtherance of TPA's responsibility to faithfully perform its obligations hereunder and to promote and safeguard the best interests of Centre Re and PCA P&C, TPA hereby acknowledges and agrees that Centre Re shall be entitled to place at its office, Centre Re personnel or its designee whose function it shall be to act and interact with the TPA's senior managers to administer this Agreement in an effort to achieve the optimal administration of the arrangement and to promote and safeguard the best interest of Centre Re and PCA P&C with respect to the business conducted hereunder. All expenses in relation thereto, including but not limited provision of office space, office upkeep, postage, promotional and advertising expenses, stationery, printing, countersignatures, license expenses, and all overhead and other expenses of whatever nature, shall be borne by TPA.

SECTION 13.    NOTICES.

(a) All notices, consents, requests, waivers, elections and other communications (collectively "Notices") authorized, required or permitted to be given under this Agreement shall be addressed as follows:

To Centre Re:       Centre Reinsurance Company of New York
                    One Chase Manhattan Plaza
                    Thirty-fifth Floor
                    New York, New York  10005
                    Attention: President and Chief Executive Officer

To TPA:             PCA Solutions, Inc.
                    P.O. Box 166007
                    Altamonte Springs, Florida 32716
                    Attention:  Chief Executive Officer

To Physician Corp.: Physician Corporation of America

                    6101 Blue Lagoon Drive
                    Miami, Florida 33126
                    Attention:  Chief Executive Officer

(b) All Notices shall be given in writing, mailed by first class registered or certified mail, and via facsimile, and shall be deemed to be received five (5) days after the day of mailing. Either party may change its address for the receipt of Notices or the party to whose attention Notices are sent at any time by giving notice thereof to the other party hereto.

(c) In the event that any legal process, notice, regulatory bulletin, or the like, is served on TPA, in a suit or proceeding against PCA P&C or Centre Re, or for any other reason whatsoever, TPA shall promptly and forthwith forward such process, notice or bulletin to Centre Re as directed above, via Registered or Certified mail, and with an additional copy sent via telefax, in no event later than the next business day following TPA's receipt thereof.

SECTION 14.    CHOICE OF LAW, VENUE, JURISDICTION.

(a) THIS Agreement SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE of Florida WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATION. The parties stipulate and agree that any JUDICIAL PROCEEDING BROUGHT AGAINST any OF THE PARTIES TO THIS AGREEMENT OR ANY DISPUTE ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT shall BE BROUGHT ONLY IN THE Second Judicial Circuit in and for Leon County, Florida. The parties further stipulate and agree that this shall be the exclusive forum for any litigation arising from or relating to this Agreement or the enforcement of any of its terms and conditions, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS Agreement accepts THE JURISDICTION OF EACH SUCH COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. To THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY (I) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUTSIDE THE TERRITORIAL JURISDICTION OF SAID COURTS IN ANY SUCH PROCEEDING, (II) AGREES THAT ANY TRIAL IN CONNECTION WITH ANY SUCH PROCEEDING SHALL BE BEFORE THE COURT IN SAID VENUE AND (III) WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH PROCEEDING.

(b) Each party acknowledges and agrees that in the event of any threatened or actual breach of this Agreement or any related agreement by the other party, the former will suffer immediate and irreparable injury not compensable by money damages and for which it will not have an adequate remedy available at law. Accordingly, if either party institutes an action or proceeding to enforce the provisions of this Agreement, it shall be entitled to obtain, from a court of competent jurisdiction, without the posting of any bond or security, such injunctive relief, restraining orders, specific performance or other equitable relief as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to such other rights or remedies as they may have at law or in equity.

SECTION 15.    AMENDMENT.

No oral explanation or oral information by any of the parties hereto shall alter the meaning or interpretation of this Agreement. No amendment, change or addition hereto shall be effective or binding on any of the parties hereto unless reduced to writing and executed by the respective duly authorized officer of each of the parties hereto.


SECTION 16.    WAIVER.

The failure of either party to enforce any provision of this Agreement shall not constitute a waiver by either party of any such provision. The past waiver of a provision by either party shall not constitute a course of conduct or a waiver in the future to the same provision.

SECTION 17.    SEVERABILITY.

If any term or provision of this Agreement or the application thereof to any party or circumstances shall, to any extent, be or become invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to parties or circumstances other than those as to which it is held invalid or unenforceable under the laws or insurance department regulations now or hereafter in effect in the jurisdictions governing this Agreement, shall not be affected thereby, and each term and provision shall be valid and enforceable. To the extent that any term or provision of this Agreement or the application thereof to any party or circumstances shall be or become invalid or unenforceable under the laws or insurance department regulations now or hereafter in effect in the jurisdictions governing this Agreement, then such term or provision shall be deemed to conform with such applicable insurance law or regulation, and this Agreement shall not be affected thereby, and each term and provision shall be valid and enforceable.

SECTION 18.    ASSIGNMENT.

The authorization herein granted to TPA cannot be assigned or transferred in whole or in part.

SECTION 19.     GUARANTY.

(a) Physician Corp. as Guarantor ("Guarantor"), shall guaranty the performance of all obligations of the TPA under this Agreement, (collectively, "TPA Obligations"). This guaranty, and Guarantor's liability for the performance of same, shall survive the termination of this Agreement, and shall remain in full force and effect, until all of the TPA Obligations for which this guaranty has been provided, are satisfied in full.

(b) GUARANTY FUNDING - If the TPA fails to perform on a due and punctual basis any of the TPA Obligations, the Guarantor will itself perform or cause TPA to perform, or from time to time at the request and direction of Centre Re, provide such funds as are necessary to ensure full compliance therewith, including any compensation due to Centre Re under the Agreements for damages resulting from non-compliance. In addition, in the event that Centre Re terminates either this Agreement pursuant to the provisions of Article 8 hereof, the Guarantor agrees:
(i) to bear all reasonable costs associated with transferring the TPA Obligations to any such substitute entities; and (ii) to bear all reasonable ongoing costs associated with the performance of the TPA Obligations and to pay any and all fees incurred by Centre Re or by any substitute TPA in relation to the performance of the TPA Obligations.

(c) GUARANTY OF PAYMENT - The guaranty made herein is of payment and not of collection, and the Guarantor waives any right to require that any action be brought against TPA or any other person liable for performance or payment of any of the TPA Obligations or that resort first be had to any other security therefor. The Guarantor hereby absolutely and unconditionally guarantees the prompt and full payment and performance by the TPA of the TPA Obligations, whether now existing or hereafter arising, and all renewals, modifications and extensions thereof, as and when the same become due and payable under the terms and provisions of the Agreements. If the TPA shall at any time fail to make any payment required to be made under the Agreements as and when the same shall become due and payable, the Guarantor will make such payment or cause such payment to be made prior to the time the failure or delay in making such payment becomes an event of default.

(d) ENFORCEMENT AND GUARANTY - The Guarantor shall pay on demand by Centre Re any and all reasonable out of pocket expenses (including, without limitation, attorneys' fees) incurred by Centre Re in the enforcement of this Guaranty and the preparation therefor, whether or not an action or proceeding to enforce the same shall have been instituted. In any right of action that may accrue to Centre Re by reason of any obligations guaranteed hereunder, Centre Re may, at its option, proceed against (a) the Guarantor together with the TPA, (b) the Guarantor or the TPA individually or (c) the Guarantor only, without having first proceeded against the TPA. Prior to filing any action against the Guarantor to enforce the guaranty made hereunder, Centre Re shall first give TPA and the Guarantor written notice and an opportunity to cure any failure to perform as required hereunder within 10 days. The Guarantor represents, warrants and acknowledges that the Guarantor has received good, valuable and sufficient consideration for the making of this Guaranty and expressly agrees that recourse may be had against the property and assets of Guarantor for all obligations hereunder, and further agrees that the property and assets of Guarantor shall be subject to execution for any judgment rendered against the Guarantor on this Guaranty by a court of competent jurisdiction.

(e) WAIVER BY GUARANTOR - The Guarantor hereby waives (a) notice of acceptance of this Guaranty; (b) any and all other notices to which the Guarantor might otherwise be entitled except as required herein; (c) any and all defenses arising by reason of any disability of the TPA or any defense of any other person; (d) any and all rights to extension, composition, election with respect to any collateral under any provision of the Federal Bankruptcy Code, as now existing or hereafter amended from time to time, or any other debtor's or guarantor's remedy thereunder or under any other federal or state law affecting creditors' rights; (e) diligence in any attempt to enforce the obligations guaranteed hereby, to realize upon any other security therefor or to collect from whomsoever any amount, the payment of which is guaranteed hereby, and any right to require that any action be brought against the TPA or any other person or to require that resort first be had to any such security; (f) protection of any such security for the payment of the obligations guaranteed hereby; and (g) the observance of any and all formalities that might otherwise be required to charge the Guarantor with liability hereunder.

(f) SUBROGATION - Until any uncured or defaulted TPA Obligation that Guarantor is or becomes obligated to perform has been performed and discharged in full, the Guarantor shall have no right of subrogation against TPA in connection with this Guaranty nor any right to participate in realization upon any security for any of the TPA Obligations.

(g) SUBORDINATION - So long as no material default (after expiration of any applicable notice and cure periods) exists in the payment of the TPA Obligations, the Guarantor may apply to its own account any payments received on account of any indebtedness of the TPA to the Guarantor free of any restrictions herein. If however, in the event of a material default (after expiration of any applicable notice and cure periods), Guarantor shall collect, hold and apply any such any such indebtedness due from TPA for performance of its guaranty obligations hereunder.

(h) COLLATERALIZATION. Pursuant to the terms of the Reinsurance Agreement, as more fully delineated therein, the Guarantor has agreed to pledge interests in certain assets specifically identified in the Reinsurance Agreement and defined therein as "Collateral" to secure, among other things, the performance of the TPA Obligations and the run-off administration of the Policies. Upon any termination of this Agreement pursuant to the terms of Section 8(b) hereof, Centre Re shall have the right without the action or consent of any person to seize and obtain possession of the Collateral, which Collateral shall thereafter be liquidated and the proceeds thereof held in trust and used thereby solely to fund the costs of administering the runoff of the Policies. Following termination of this Agreement pursuant to the terms of Section 8(a) hereof, or termination of the Reinsurance Agreement pursuant to the terms thereof, any balance of such Collateral not so used shall be refunded to PCA P&C or applied to PCA P&C's other obligations under the Reinsurance Agreement.

(i) ABSOLUTE GUARANTY - This Guaranty is an absolute, irrevocable, present and continuing one, and the TPA Obligations shall be conclusively presumed to have been created in reliance hereon. Notwithstanding, Guarantor's obligation hereunder shall be strictly limited to recourse against the Collateral.

(j) PRIMARY OBLIGATION - No irregularity, unenforceability or invalidity of any of the documents creating the TPA Obligations or of any other document, item, matter, action or circumstance shall impair, release or be a defense to this Guaranty.

(k) SUCCESSORS AND ASSIGNS - This Section, and the Guaranty provided herein, shall be binding on, and the term "Guarantor", as used herein, shall include the successors, assigns, legal representatives and other transferees of the Guarantor, including successors by consolidation, merger or other reorganization. This Guaranty shall inure to the benefit of Centre Re's successors, assigns and legal representatives.

SECTION 20.    COUNTERPARTS.

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute a single agreement.

SECTION 21.    OFFSET.

Any payment that Centre Re may be contractually obligated to pay to Physician Corp. or to TPA under this Agreement shall be paid after deducting any amount which is then due and unpaid under this Agreement or any other agreement between Centre Re and TPA, Physician Corp., any affiliated company or subsidiary, including but not limited to the Reinsurance Agreement or any other agreement heretofore or hereinafter entered into between Centre Re and TPA, Physician Corp., any affiliated company or subsidiary.

SECTION 22.  OTHER AGREEMENTS.

This Agreement and the Old Management Agreement set forth the entire understanding of the parties hereto with respect to the duties and obligations of TPA to administer the insurance and claims operations of PCA P&C. It is the intention of the parties hereto that the basic management services provided under the Old Management Agreement and the claims administration services delineated under this Agreement shall continue to be performed by TPA subject however, to TPA's obligations to perform all of the duties outlined in this Agreement. In the case of any conflict as respects the duties and obligations of TPA between this Agreement and the Old Management Agreement, the respective duties, obligations and rights of the parties hereunder as delineated in this Agreement shall prevail.

With respect to the parties identified in this Agreement and the Reinsurance Agreement, should any conflict arise as concerns the duties, obligations and rights of any of the parties hereto relative to the respective duties, obligations and rights of the parties as delineated in the Reinsurance Agreement, the terms of the Reinsurance Agreement shall prevail.

TPA, PCA P&C and Physician Corp. each hereby covenant and agree, that no modification, amendment or change shall be effected to the Old Management Agreement, without the prior written consent of Centre Re.

SECTION 23.  HEADINGS.

All headings in this Agreement are for the purpose of information and identification only and shall not be construed as forming part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                              CENTRE REINSURANCE COMPANY OF
                              NEW YORK

Witness:
                              By: ___________________________________
___________________________        Title:

                              PCA SOLUTIONS, INC.
Witness:

                              By: ___________________________________
___________________________        Title:

                              PCA PROPERTY & CASUALTY
                              INSURANCE COMPANY
Witness:

                              By: ___________________________________
___________________________        Title:

                              PHYSICIAN CORPORATION OF
                              AMERICA
Witness:

                              By:  ___________________________________
____________________________       Title:

EXHIBIT A.  CLAIMS  HANDLING GUIDELINES

TPA's authority under the Agreement to act as third party claims administrator, shall be conducted strictly within the following written claims handling guidelines. While these guidelines are designed to be as comprehensive as possible, it is expected that the TPA will exercise the utmost of good judgment, as no document can adequately address the subtleties of claims administration.

                                CLAIMS PHILOSOPHY

THE COMPANY SHALL SUBSCRIBE TO AND ADOPT THE NAIC MODEL FAIR CLAIMS PRACTICES ACT ("FAIR CLAIMS ACT"), INSOFAR AS IS DOES NOT CONFLICT WITH FLORIDA INSURANCE LAW.

THE CLAIMS PROCEDURE MANUAL IS INTENDED TO SERVE AS A WRITTEN GUIDELINE, THE PURPOSE OF WHICH IS TO ESTABLISH SPECIFIC STANDARDS THAT THE COMPANY EXPECTS TO BE OBSERVED BY ALL CLAIMS PROFESSIONALS ACTING ON ITS BEHALF. THIS RESPONSIBILITY EXTENDS TO ALL CLAIMS PROFESSIONALS WHETHER THEY BE EMPLOYEES OF TPA, AFFILIATED ENTITIES OR AN OUTSOURCED THIRD PARTY ADMINISTRATOR ENGAGED BY TPA TO ACT IN THIS CAPACITY (HEREINAFTER "CLAIMS PROFESSIONALS").

ALL CLAIMS PROFESSIONALS THUS ENGAGED ARE EXPECTED TO BE KNOWLEDGEABLE OF THE PROVISIONS OF THE FAIR CLAIMS ACT AND ITS REQUIREMENTS. STRICT ADHERENCE TO THE PRECEPTS OF THE FAIR CLAIMS ACT IS THE OBJECTIVE.

IN STATES WHERE THE LAW VARIES FROM FLORIDA LAW OR FROM THE NAIC MODEL ACT, CLAIMS PROFESSIONALS ARE EXPECTED TO ADHERE TO THE RESPECTIVE STATE'S STATUTORY REQUIREMENTS.

                              1.1  CODE OF CONDUCT

The following general standards shall govern the conduct of all claims professionals:

A) All Claims Professionals are required to conduct themselves in a professional manner and to represent the Company in a mature and businesslike manner.

This conduct includes the following:

     1. No person may make any promise, statement that is untrue or cannot be fulfilled, nor any misrepresentation of pertinent fact or policy information.

     2.  All Claims Professionals shall dress in appropriate business attire.

     3. Claims Professionals shall at all times control their demeanor and choice of words when facing any hostile insured, claimant, insured's or claimant's attorney, repair shop, or the like.

B) The relationship with the insured and the public at large is most critical. As can be expected, sometimes the earliest contact that an insured or claimant might have with the Company could likely occur following an occasion which is quite trying to that individual. The duties required of a Claims Professional in performing his or her job, such as inquiring regarding a person's loss, or challenging the validity of their claim, can bring out the worst in people.
Such responses are possible, particularly if the claimant perceives that the Company has not settled the claim as generously as expected.

Therefore, the utmost in tact and interpersonal communication is expected of all Claims Professionals representing the Company in order to place the best image of the Company in the public view. At all times, Claims Professionals must treat the insureds, claimants, or others with whom they may come in contact with the greatest degree of respect.

C) Claims Professionals must conduct themselves at all times in accordance with the highest standards of personal integrity.

If any of the following activity is conducted by any Claims Professional, it will be subject to significant disciplinary action:

     1. Purchasing and/or disposing of insurance salvage outside of the Company guidelines.

     2. Taking any action that would financially benefit another company in which the Claim Professional or any member of his family own stock or have a financial interest, to the detriment of the Company.

D) Public Statements by Claims Professionals.

No Claims Professional may give information to the news media or submit articles for publication concerning the claims operations of the Company, its personnel, and/or any aspects of any matter, whether it is in dispute, pending or settled.

                 1.2 MODEL UNFAIR CLAIM SETTLEMENT PRACTICES LAW

It is expected that all Claims Professionals be knowledgeable of and well versed in the provisions of the Florida Unfair Claims Settlement Practices law and the NAIC Model Act- Unfair Claim Settlement Practices, and shall at all times adhere to the precepts thereof.

The Florida Unfair Claims Settlement Practices law has established the following principles relative to unfair claim practices and defines the following activity as an unfair claim practice:

(i) Unfair claim settlement practices. --

     1. Attempting to settle claims on the basis of an application, when serving as a binder or intended to become a part of the policy, or any other material document which was altered without notice to, or knowledge or consent of, the insured;

     2. A material misrepresentation made to an insured or any other person having an interest in the proceeds payable under such contract or policy, for the purpose and with the intent of effecting settlement of such claims, loss, or damage under such contract or policy on less favorable terms than those provided in, and contemplated by, such contract or policy; or

     3. Committing or performing with such frequency as to indicate a general business practice any of the following:

                a. Failing to adopt and implement standards for the proper investigation of claims;

                b. Misrepresenting pertinent facts or insurance policy provisions relating to coverages at issue;

                c. Failing to acknowledge and act promptly upon communications with respect to claims;

                d. Denying claims without conducting reasonable investigations based upon available information;

                e. Failing to affirm or deny full or partial coverage of claims, and, as to partial coverage, the dollar amount or extent of coverage, or failing to provide a written statement that the claim is being investigated, upon the written request of the insured within 30 days after proof-of-loss statements have been completed;

                f. Failing to promptly provide a reasonable explanation in writing to the insured of the basis in the insurance policy, in relation to the facts or applicable law, for denial of a claim or for the offer of a compromise settlement;

                g. Failing to promptly notify the insured of any additional information necessary for the processing of a claim; or

                h. Failing to clearly explain the nature of the requested information and the reasons why such information is necessary.

The NAIC Model Act- Unfair Claim Settlement Practices - has established the following principles relative to unfair claim practices. The Act defines the following activity as an unfair claim practice:

 . . . (9) Unfair Claim Settlement Practices. Committing or performing with such frequency as to indicate a general business practice any of the following:

     (a) misrepresenting pertinent facts or insurance policy provisions relating to coverages at issue;

     (b) failing to acknowledge and act reasonably promptly upon communications with respect to claims arising under insurance policies;

     (c) failing to adopt and implement reasonable standards for the prompt investigation of claims arising under insurance policies;

     (d) refusing to pay claims without conducting a reasonable investigation based upon all available information;

     (e) failing to affirm or deny coverage of claims within a reasonable time after proof of loss statements have been completed;

     (f) not attempting in good faith to effectuate prompt, fair and equitable settlements of claims in which liability has become reasonably clear;

     (g) compelling insureds to institute litigation to recover amounts due under an insurance policy by offering substantially less than the amounts ultimately recovered in actions brought by such insureds;

     (h) attempting to settle a claim for less than the amount to which a reasonable man would have believed he was entitled by reference to written or printed advertising material accompanying or made part of an application;

     (i) attempting to settle claims on the basis of an application which was altered without notice to, or knowledge or consent of the insured;

     (j) making claims payments to insureds or beneficiaries not accompanied by statement setting forth the coverage under which the payments are being made;

     (k) making known to insureds or claimants a policy of appealing from arbitration awards in favor of insureds or claimants for the purpose of compelling them to accept settlements or compromises less than the amount awarded in arbitration;

     (l) delaying the investigation or payment of claims by requiring an insured, claimant, or the physicians of either to submit a preliminary claim report and then requiring the subsequent submission of formal proof of loss forms, both of which submissions contain substantially the same information;

     (m) failing to promptly settle claims, where liability has become reasonably clear, under one portion of the insurance policy coverage in order to influence settlements under other portions of the insurance policy coverage; or

     (n) failing to promptly provide a reasonable explanation of the basis in the insurance policy in relation to the facts or applicable law for denial of a claim or for the offer of a compromise settlement.

EXHIBIT B.     FORMAT OF CLAIMS FILE

In accordance with the terms of the Agreement, the TPA must maintain a separate claims file on each claim submitted. A typical claims file shall include, at a minimum, the following sections and information:

Coverage documents:
       Policy
       Endorsements
       Renewals
       Non Renewals notices
       Cancellations notices

Correspondence:  (maintained in proper chronological order):
       Notice of Claim / Loss Notice
       TPA Notice to Centre Re of Claim (for Claims in excess of TPA's authority, or for those that which requires notice under Section 2(a)(7, 8 or 9), or otherwise under this Agreement)
       Coverage confirmation / verification / or Declination of coverage Reservation of rights
       Correspondence / Memoranda with adjuster
       Correspondence / Memoranda with counsel, if any Report to Centre Re
       Claim payment, if applicable
       Final disposition, if applicable
       Any other general correspondence

It is understood that all or part of this information may be maintained in computer files.

EXHIBIT C.      REPORTING OF CLAIMS IN EXCESS OF TPA'S AUTHORITY OR THAT MEET
CRITERIA SET FORTH IN SECTION 2(A)(8,9).

All claims in excess of TPA's authority or that meet the criteria outlined in Section(a)(8,9), requiring reporting to Centre Re, shall include the following information, at a minimum:

          -  report number (i.e. first, second, final, etc)
          - policy information including, but not limited to: policy number; policy period; limits; applicable endorsements / exclusions
          -  TPA claim number
          -  accident description
          - Claimant identity, including but not limited to: age, occupation, annual income and lost wages, marital status and number of dependents
          - description of Claimant's injuries, including but not limited to: medical diagnosis, treatment program, residuals and medical expenses
          -  liability evaluation
          -  reserve analysis
          -  offers / demands / contributions
          - description of outstanding issues and recommendations for future handling
          -  estimated time frame for resolution
          -  reserve calculation including loss and expense paid to date
          -  copies of all paid drafts
          - cases in litigation must include copies of the following additional information:
               -- Summons and Complaint
               -- Bill of Particulars
               -- Deposition Summaries
               -- Hearings and Conference Summaries
               -- Jury Verdict research, if conducted

EXHIBIT D.      MONTHLY ACTIVITY REPORT

The information set forth below shall be contained in the Monthly Activity Report prepared by the TPA, in a spreadsheet format:

          State
          Policy Number
          Policy Limit
          Claim Number
          Line of Business
          Insured
          Claimant(s)
          Date of Loss
          Nature of Claim
          Injury Damages
          Reserves (loss and expenses)
          Payments (loss and expenses)
          Subrogation
          Salvage
          Total incurred

EXHIBIT E.     ERRORS AND OMISSIONS; FIDELITY BOND.

TPA shall maintain Errors and Omissions liability insurance coverage in the following amounts:

          at least $5,000,000 each occurrence and at least $5,000,000 in the aggregate, with an insurer that is acceptable to Centre Re

TPA shall maintain Fidelity Bond insurance coverage in the following amounts:

          at least $5,000,000 with an insurer that is acceptable to Centre Re